Exhibit 19

INTERNATIONAL PAPER

G L O B A L
CORPORATE COMPLIANCE POLICY

INSIDER TRADING

Policy no. 201 □ Current as of 9/7/2023

Once printed or duplicated, this is not a controlled document. Controlled documents exist in electronic form on the Ethics@IP website on IPNet.

PURPOSE

To uphold the reputation and integrity of International Paper ("IP," the "Company") by promoting compliance with securities laws.

SCOPE

This policy applies to all directors, officers and employees of IP and its subsidiaries and to their related persons and entities. It also applies to third parties, such as agents, brokers, consultants, contract employees, employees of non-controlled subsidiaries, and anyone else who acquires material non-public information as a result of a working relationship with IP.

POLICY AT A GLANCE

You are responsible for complying with all federal securities laws, especially when trading securities. No one within the scope of this policy may:

- Buy or sell stock or other securities of any company, including IP, while in possession of material non-public information about the Company.
- Disclose such information to any person outside IP unless that person must have it to perform duties for IP.
- Disclose such information to any person inside IP unless that person has a legitimate, business-related need to know such information.

We are all accountable.

This policy and IP's lawyers provide advice and guidance, but responsibility for compliance rests with each individual.

Confidentiality matters!

All persons connected with IP should refrain from unnecessary talk about IP affairs inside or outside the Company.

DETAILS

"DOS AND "DON'TS"

Securities laws prohibit the misuse of material non-public information for securities transactions and impose civil and criminal penalties – including jail time – upon violators. If anyone connected with IP violates any of these laws, it may result in liability for IP and harm the Company's reputation.

Insider Trading, page 2 of 8 Exhibit 19 General Warnings and Prohibitions No Trading on Material Non-Public Information. You are prohibited from trading in IP securities if you are aware of material non-public information relating to IP. Similarly, you may not trade in the securities of any other company if you are aware of material non-public information about the company as a result of working for IP. This prohibition on trading also applies to people and entities related to you, meaning: • A spouse, minor children and anyone else living in your household • Partnerships in which you are a general partner • Trusts of which you are a trustee • Estates of which you are an executor • Any other entities you influence or control No Tipping. It is prohibited to disclose, whether through social media or any form of communication, any material information which has not been made available to the general public to an person outside IP unless that person must have it to perform duties for IP. Likewise, you must not disclose such information to any person inside IP unless that person has a legitimate, business-related need to know it. Under federal securities laws, "tipping," as this is known, may result in liability for both the person who gives the tip and the person who gets it. Relative Responsibility • Remember! As an IP insider, you are responsible for the transactions of all your relatives and related entities. • For purposes of this policy and federal securities laws, you should treat all such transactions as if they were for your own account. • Therefore, you should make your related people and entities aware of the need to confer with you before they trade. Caution with Standing Orders. An employee may be liable for trades that are pursuant to standing orders if the trades go through after he or she becomes aware of material non-public information. For this reason, you are strongly discouraged from entering into a standing order if there is a reasonable chance the trade will be executed after you become aware of material non-public information. For example, employees who are privy to quarterly earnings blackouts are strongly discouraged from placing a standing order in the few days before an earnings blackout goes into effect. Permissible Disclosures Inside IP. Inside IP, material non-public information should be disclosed only to persons who “need to know” because of their responsibilities at IP. Outside IP. It is permissible to give material non-public information to people outside of IP only if they must have it in order to perform duties for IP. These people would include, for example, IP’s outside attorneys, accountants, and underwriters. Confidentiality Requirements. If anyone discloses information to third parties who must have it in order to properly perform their duties – such as IP’s outside attorneys, accountants, and underwriters – corresponding confidentiality agreements should be in place to protect such disclosures. Safe Harbors from Insider Trading Liability. Securities laws provide specific safe harbors from insider trading liability for Section 16 officers and directors who enter into written trading plans pursuant to Rule 10b5-1(c) of the Exchange Act. IP’s general counsel – or his or her designee – can provide information on the availability of such plans.

Insider Trading, page 3 of 8 Exhibit 19 E M P L O Y E E B E N E F I T P L A N S This policy may affect decisions employees make about 401(k) and other benefit plans that involve trading transactions. Below is some guidance on the interaction of this policy with those types of benefits plans. 401(k) Plan and Deferred Compensation Savings Plan (DCSP). Transactions in these plans, together referred to here as the “Retirement Plans,” may or may not be subject to the trading restrictions in this policy, depending on certain conditions: When Restrictions Don’t Apply When Restrictions Do Apply This policy’s trading restrictions do not apply to purchases of IP stock in the Retirement Plans where an existing payroll deduction election already allocates periodic contributions of money to make those purchases. The trading restrictions do apply to elections you make under these Retirement Plans to: • Increase or decrease the percentage of your periodic contributions to the IP stock fund • Make an intra-plan transfer of an existing account balance into or out of the IP stock fund • Borrow money against the balance in a Retirement Plan account – if the loan will result in a liquidation of some or all of your IP stock fund balance Long-Term Incentive Plan (LTIP) Awards. This policy’s trading restrictions do not prevent you from receiving a grant or payout of shares under IP’s LTIP, including both performance share units (PSUs) and restricted stock units (RSUs). However, you may not engage in transactions involving any paid LTIP awards, including any paid PSUs or RSUs or any paid PSP shares from the former Performance Share Plan, while you have material non-public information about IP. Dividend Reinvestment Plan (DRP). These trading restrictions do not apply to purchases of IP stock that you make by reinvesting dividends paid on IP securities under the DRP. The trading restrictions do apply, however, when: • You make voluntary purchases of IP stock when you want to put additional contributions into the DRP • You choose to participate in the DRP or to increase your participation level Stock Option Exercises. This policy’s trading restrictions do not apply to the exercise of a stock option if the underlying stock is not immediately sold. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Insider Trading, page 4 of 8 Exhibit 19 D I R E C T O R S , S E C T I O N 1 6 O F F I C E R S A N D O T H E R S P E C I A L D E S I G N A T I O N S This section outlines additional restrictions and requirements for members of the board of directors, Section 16 officers, and the people and entities related to them, namely: • Spouses, minor children and anyone else living in the same household • Partnerships in which the board member or officer is a general partner • Trusts of which the board member or officer is a trustee • Estates of which the board member or officer is an executor • Any other entities the board member or officer influences or controls In addition, as noted below, certain of these restrictions and requirements apply to other officers and employees and the people and entities related to them. Trade Restrictions and Timing PRE-CLEARING TRADES Pre-Clearance Certification. IP requires all directors and Section 16 officers (and the people and entities related to them) to pre-clear all trades in IP securities with IP’s general counsel or with his or her designee. To pre-clear trades, a trader must submit a Pre-Clearance Certification form for approval. There is one form for directors and another for officers, and both are available from the general counsel, his or her designee, the Global Ethics and Compliance office, or the Ethics@IP website under Resource Materials. This process: • Helps ensure compliance with SEC reporting requirements, which state that such trades must be reported within two days • Gives the trader a chance to assess whether the trade violates this policy or securities laws Trader’s Responsibility. Note that obtaining the required pre-clearance for a proposed trade does not in any way lessen the trader’s responsibility to comply with securities laws or this policy. This responsibility remains solely with the trader, not IP. Accordingly, notwithstanding pre-clearance, traders must continue to make their own independent judgments as to whether they have material non-public information at the time they propose to trade. Likewise, traders should not construe pre-clearance decisions as legal advice and should not rely upon them when making judgments. Trading Time Frame. Once you obtain pre-clearance, you have three business days to finish your transaction. After three business days, if the transaction is still incomplete, you must obtain a new pre- clearance. BLACKOUT PERIODS Quarterly Earnings Blackouts. All notified directors, Section 16 officers and other designated officers and employees, along with the people and entities related to them, are not allowed to engage in transactions in IP securities beginning on the tenth calendar day prior to the end of each fiscal quarter and ending 24 hours after IP issues a press release announcing earnings for that quarter. Event-Specific Blackouts. Additional blackout periods may be imposed if there are significant developments involving IP that could be material to a securities investment decision. Affected individuals will be notified.

Insider Trading, page 5 of 8 Exhibit 19 Pension or Retirement Plan Blackouts. The SEC has issued rules under the Sarbanes-Oxley Act that prohibit directors and Section 16 officers (and the people and entities related to them) from trading IP equity or equity-derivative securities whenever IP employees cannot trade IP securities in IP-sponsored retirement plan accounts. Affected individuals will be notified if they become subject to this type of blackout. Restrictions on Transaction Types Short Sales. Short sales of IP securities indicate the seller expects the securities will decline in value, which may signal to the market that the seller has no confidence in IP or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve IP’s performance. For these reasons, all directors and officers (and the people and entities related to them) are prohibited from engaging in short sales of IP’s securities. Publicly Traded Options. All directors and officers, along with the people and entities related to them, may not trade publicly-traded (or exchange-traded) options, such as puts, calls and other derivative instruments. An option transaction involving an IP security is essentially a bet on the short-term movement of the stock and therefore creates the appearance that the insider is trading based on inside information. Standing Orders. Standing orders with a duration of more than three business days are prohibited for all directors and Section 16 officers (and the people and entities related to them) unless they are part of a trading plan under Rule 10b5-1 of the Exchange Act that is pre-approved by IP’s general counsel. A standing order placed with a broker to buy or sell stock at a specified price leaves the trader with no control over the timing of the transaction. He or she may become aware of material non-public information after placing a standing order, but before the broker executes it, resulting in an unlawful insider trade. Margin Accounts and Pledging. Securities held in a margin account, or pledged as collateral for a loan, may be sold without the owner’s consent – by the broker, if the owner fails to meet a margin call, or by the lender in foreclosure, if the loan defaults. In such cases, a margin sale or foreclosure sale may occur at a time when the owner is aware of material non-public information or is otherwise prohibited from trading in IP securities. For these reasons, all directors and Section 16 officers (and the people and entities related to them) are prohibited from holding IP securities in a margin account or pledging them as collateral for a loan. Hedging or Monetization Transactions. Hedging or monetization transactions involve the establishment of a short or long position in IP securities and limit the trader’s exposure to fluctuations in value. All directors and officers (and the people and entities related to them) are prohibited from engaging in any hedging or monetization transactions – such as zero-cost collars and forward sale contracts – that involve IP securities. “Short-Swing” Transactions. Under Section 16 of the Securities and Exchange Act of 1934, if directors or Section 16 officers make profits from the purchase and sale of IP securities within a six-month period, they must return the profits to IP. These profits are turned over to IP’s treasury. If IP does not bring an action to recover the profits, any shareholder acting on IP’s behalf may do so. “Realized profits” under this rule are calculated in a complex and non-intuitive manner. Fortunately, the pre-clearance process gives the Legal department a chance to advise of any liability for “short-swing” transactions.

Exhibit 19

CONSEQUENCES OF VIOLATING THIS POLICY

Failure to comply with this policy or related policies and procedures, or failure to report violations or suspected violations may be a violation of law and will be grounds for disciplinary action, up to and including termination. You could also be subject to severe legal penalties for any conduct prohibited by either this policy or federal securities laws.

REPORTING VIOLATIONS

General reporting. You must report any known or suspected violation of this or any Company policy or standard to any one of the following:

- An immediate supervisor or supervisor's manager
- The Global Ethics and Compliance office at Ethics@IPaper.com
- The IP HelpLine – online at https://ethicsip.com, toll-free in N. America at 1-800-443-6308, or find the phone number for your location at https://www.ethicsip.com/Additional/Index/Phone
- The Legal department, Human Resources or Internal Audit

Anti-retaliation policy. Any reports are subject to International Paper's anti-retaliation policy, which provides protection for those reporting potential violations.

Required reporting to the Ethics office. All reports of possible violations of this policy must be forwarded to the Global Ethics and Compliance office or the HelpLine, subject to local law.

RESOURCES

Policy Contact

Questions about this policy can be directed to Ethics@IPaper.com.

Insider Trading, page 6 of 8

Insider Trading, page 7 of 8 Exhibit 19 D E F I N I T I O N S Material Information – The term “material information” should be interpreted broadly. Information is “material” if a reasonable investor would consider it important when deciding whether to buy, sell or hold a security. Common examples of material information would be information or news about: • Quarterly or full-year earnings or losses • A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets • Pricing changes for products or services • Significant new products, discoveries, services or patent application filings • A change in senior management • Events that concern Company securities, such as: a. Defaults on senior securities b. Calls of securities for redemption c. Repurchase plans d. Stock splits e. Changes in dividend payment rates • Major facility downtime, closures or personnel reductions • New major contracts, orders, suppliers, customers or finance sources or the loss thereof; actual or threatened major litigation; or the resolution of such litigation • Imposition of an event-specific trading blackout • Cybersecurity incidents Non-Public Information – Non-public information is information that is not generally known by or available to the public. One common misconception is that material information loses its “non-public” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace and the investing public has had time to absorb the information fully. IP generally considers information to be public 24 hours after it has been released broadly to the marketplace. Securities – Includes common and preferred stock, derivative securities (that is, stock options) and debt securities, such as bonds and notes. Trades or Transactions – Includes sales, purchases, gifts, cashless stock option exercises and certain other transfers, as well as certain transactions in Employee Benefit Plans as discussed above.

Insider Trading, page 8 of 8 Exhibit 19 SUBSTANTIVE CHANGES SINCE PREVIOUSLY PUBLISHED VERSION Date of this update: September 2023 Page(s) Summary of Changes 1 Updated “Current as of” date. 7 Add cybersecurity incidents as an example of material information.